Exhibit 99.2
TELULAR CORPORATION
TELULAR CORPORATION Q3 ’07 EARNINGS CALL
July 24, 2007, 11:00 AM ET
Chairperson: Michael Boyle, President/CEO

Operator:	Good morning, ladies and gentlemen, and thank you for standing by. Welcome to the Telular Corporation Q3 2007 Earnings Conference Call. During today’s presentation, all parties will be in a listen only mode. Following the presentation, the conference will be open for questions. If you have a question, please press the star, followed by the one on your touchtone phone. If you’d like to withdraw your question, please press the star, followed by the two. If you’re using speaker equipment, please lift the handset before making your selection.

This conference is being recorded today, July the 24th, 2007. I would now like to turn the conference over to Miss Brinlea Johnson of the Blue Shirt Group. Please go ahead, ma’am.

Brinlea Johnson:	Good morning, ladies and gentlemen, and welcome to Telular Corporation’s conference call to discuss operating results for the third quarter ended June 30th, 2007. If you should disconnect, please dial 866-250-2351 to be reconnected.

As a reminder, ladies and gentlemen, this conference call is being recorded. By now everyone should have received a copy of the Company’s press release sent out this morning. If you need a copy of the press release, please contact the Blue Shirt Group at 415-217-7722.

On the line with us today from Telular’s management are Mike Boyle, President and Chief Executive Officer, and Joe Beatty, Chief Financial Officer. We are going to begin the call with opening remarks from management and then we’ll open up the lines for Q and A.

Before we begin, I would like to turn your attention to the fact that forward-looking statements may be made during the course of the call and certain factors may cause actual results or performance to differ materially from what is implied by these forward-looking statements. Please refer to the Company’s 10K and other periodic filings with the SEC for a discussion of these factors.

And, finally, this conference is scheduled to last for no more than 60 minutes, including questions. During the Q and A session, please limit your questions to be courteous to other callers who may want to ask.

At this point, I’d like to turn the call over to Mr. Michael Boyle. Go ahead, Mike.

Michael Boyle:	Thank, Brinlea. Good morning, ladies and gentlemen. Welcome to Telular’s conference call to discuss financial results for the third quarter of 2007. We had a solid third quarter, as we grew total revenues year-over-year, reached profitability right on schedule, and strengthened our overall operating performance. Crossing back into profitability was an important milestone and our third quarter results are a strong testament of our strategy to focus on the higher margin more profitable event monitoring business led by Telguard and our terminal segment.

Since quarter end, we have also made the decision to place our fixed cellular phones or what we call the FCP business up for sale and have now fully positioned the Company toward where we see the most opportunity, the fixed cellular terminal or FCT business, anchored by our Telguard digital line of products.

In addition to an improved P&L statement, this shift in focus helped to generate strong cash flow from operations over the past several quarters. I am going to go into more detail a bit later on the call, but right now I want to turn the call over to Joe Beatty to give you a review of the financial results.

Joe Beatty:	Thanks, Mike. Good morning everyone. We reported total revenue of $21.8 million for the third quarter, compared to $19.6 million last year. Fixed cellular terminal segment revenues increased 13% over last year to $16.3 million. Within the segment, Telguard product revenue decreased modestly from the prior year period to $8 million, despite strong unit sales. This is reflective of price reductions we made during the quarter to keep us in line with the pricing of our competitors in the space.

Service revenue increased 60% from last year to $4.5 million. Other terminal sales increased 17% year-over-year to $3.8 million. Third quarter fixed cellular phone revenues of $5.5 million increased from $5.2 million in the prior year.

Looking at gross margins, our consolidated gross margin increased sequentially to 28% from 26% reported in the second quarter of 2007. Likewise, our FCT gross margin rose by two percentage points on a sequential basis to 34%.

Third quarter operating expenses of $5.7 million decreased from $11.1 million last year and $7.4 million last quarter. The sequential decrease is the result of a workforce reduction implemented early in the third quarter and decreased amortization expenses.

Looking ahead, we have made the strategic decision to move our engineering office from New York to Atlanta in order to align our product development team with their internal customers in the Telguard and terminals business. While we expect to incur incremental operating expenses in the next two quarters related to relocation costs and severance for those employees who choose not to move, we believe the relocation will benefit future product development.

We reported a third quarter net income of $427,000 or $0.02 per share, compared to a net loss of $1.8 million or $0.10 per share in the second quarter of 2007, and a net loss of $6.4 million or $0.37 per share in the prior year.

Now let’s take a brief look at our balance sheet and cash position. I’m pleased to report the Company generated $9.3 million of cash from operations during the first nine months of fiscal year 2007, compared to cash used of $12.1 million during the same period last year. As of June 30th, 2007 our balance sheet shows free cash of $12.5 million, net working capital of $29.5 million, and no debt, compared to $8 million of free cash, $27.9 million of net working capital, and no debt reported at the end of last quarter.

As Mike mentioned, since quarter end we made the decision to place our FCP assets up for sale. We believe that continuing to participate in this highly competitive market would not generate an acceptable return to our shareholders, given the capital which would be committed to the operation and the risk associated with that capital. Since the FCP business is a uniquely identifiable component of our company, we expect to account for the results up to and through their ultimate disposition as a discontinued operation. Consequently, income statement activity related to these assets will be reported below operating income in a single line labeled “discontinue operations” beginning next quarter.

This concludes the summary of financial results for the third quarter ended June 30th. Now I’ll turn the call back to Mike for additional comments.

Michael Boyle:	Thanks, Joe. I’m pleased with our third quarter results. We reached a major milestone by reporting profitability and posted solid revenue growth from our higher value Telguard and terminals business. Additionally, we generated strong cash flow from operations and improved our overall operating performance. I expect the Company to report profitability again next quarter, given the strong demand for Telguard products and despite the expenses we will incur to move our engineering team.

Telular is a much different company than it was a year ago and I am excited about the important changes we have made and the direction we are going in. First, let me give you an update on our Telguard and terminal business and then I will highlight a few key future developments and initiatives.

During the quarter we sold over 48,000 Telguard units, up over 7% from the previous quarter. While we are seeing some anticipated pricing pressures, we are keeping our products competitive priced in order to maintain our market share. Most notably, we were able to take these pricing reductions and maintain product margin through efficiencies in production. Importantly, we added over 41,000 subscribers to our digital service network, fueling a 60% year-over-year increase in service revenues and generating a steady recurring revenue stream.

As anticipated, the SEC recently made a critical ruling and denied the alarm industry’s extension petition and maintained the sunset date for the analog network. Therefore, on February 18th, 2008 wireless carriers will no longer be required to support the analog network and we expect the vast majority of them to quickly disable functionality. We have been preparing for this event for a while and we have started intensifying our customer programs and support to provide an economical and seamless transition to UL listed Telguard digital cellular alarm communicators.

With less than eight months left until the FCC sunset date, we have now started to experience an acceleration of analog to digital upgrade activity. Currently industry estimates state that 1 million analog units need to be converted. While we don’t expect every unit to convert, we are encouraged by recent large orders for products and have a significant backlog of orders in the fourth quarter. Based on this growing demand and our increased backlog, we are now expecting sequential growth of over 30% in Telguard products for the fourth quarter of 2007.

The revenue growth in our Telguard business is being complimented by double digit year-over-year increases in sales of our wireless terminal segment. We expect to see continued solid performance in this market, with growth being driven by demand for data connectivity over cellular networks in developing countries.

From a product perspective, we are getting ready for commercial delivery of our new 3G SX7 terminal product for both GSM and CDMA carriers in North America. The first delivery is expected to occur late in the fourth quarter of 2007 or early in the first quarter of 2008. In addition, we continue to develop products and services in the event monitoring space. We can take advantage of our experience with Telguard and apply it to create monitoring solutions for a myriad of applications in a variety of markets, such as agriculture and asset tracking.

During the quarter we strengthened our engineering team with the appointment of Chris Baer (phonetic) as our Vice President of Product Development to lead in the development of both the terminal and the Telguard segments. Chris brings a deep wealth of engineering experience that will ensure our new products address the important issues in the event monitoring space.

Looking ahead, we are very optimistic about the growing demand in the security market. We have a proven strategy in the NCT business and have streamlined our operations and strategically relocated our engineering team. We continue to make targeted investments to develop and launch new products and to expand our addressable market both domestically and internationally.

In conclusion, we are executing our plan. As the sunset of analog cellular network approaches, we anticipate strong demand for our products and believe we are well positioned with a leading portfolio of advanced digital solutions.

I look forward to keeping updated on our progress throughout the coming months. And with that, I would like to turn the call over to the Operator to coordinate questions that you might have.

Operator:	Thank you. Ladies and gentlemen, we will now begin the question and answer session. As a reminder, if you have a question, please press the star followed by the one on your touchtone phone. If you would like to withdraw your question, please press the star followed by the two. If you’re using speaker equipment, you will need to lift the handset before making your selection.

One moment for our first question. Our first question comes from the line of Kevin Dede with Morgan Joseph. Please go ahead.

Kevin Dede:	Good morning, gentlemen. Congrats on a nice job in the quarter.

Michael Boyle:	Thanks, Kevin.

Kevin Dede:	Just a couple of housekeeping issues. What was the depreciation and the stock based comp for the quarter?

Joe Beatty:	Let’s see. I don’t have that –

Kevin Dede:	Just looking at real cash generation?

Joe Beatty:	Well, I think I can give you that number. It’s about $200,000 for the quarter.

Kevin Dede:	And that’s both depreciation and stock based comp?

Joe Beatty:	No. I’m sorry. That’s stock based comp. Depreciation’s another four hundred.

Kevin Dede:	Okay. . Product gross margin was down. Is that primarily on pricing pressure or was there some influence with regard to the phone business?

Michael Boyle:	It’s more of a mix than anything, Kevin. Actually the terminal segment, the Telguard portion was actually very good, in spite of some pricing that we’re taking to maintain our share in the marketplace.

Kevin Dede:	Who else are you seeing out there, Mike, and who else is being aggressive? Has ADT come into the market with their own product? Give us a view of how you see that environment developing.

Michael Boyle:	You know, the market today is composed of, you know, you’ve got your usual players from the old analog days of this market. DSC has a product, Honeywell has a product, Larnch.com (phonetic) has a product. Numerex (phonetic) has a product. So we have, I would say now the same portfolio of competitors we had in the old analog environment and they’re all participating in the market today.

Kevin Dede:	Okay. On the discontinued ops, is there any sort of value that you hope to arrive at for FCP and how much of accounts receivable is tied up in that business?

Joe Beatty:	We think there is value to the assets, the accounts receivable dollar-for-dollar value. I think we’ll talk more about the level of those receivables in the Q when it comes out. But I would say is that as of June 30th we think we’ve got it booked at its appropriate value, but nothing tells you that like a sale, so we’ll find out more as our process transpires over the next 60, 90 days.

Michael Boyle:	And although we’ve made the strategic decision to discontinue, we believe that there are segments of that market that will continue to be very valuable to other people that have focused on that segment of the industry. And so we’re very optimistic about both the relationships of customers, as well as the products that we have that would be part of that portfolio in that activity.

Kevin Dede:	Yeah. I understand that well, Mike. It’s just I guess what I’m wondering about is, I mean, I know that part of the strategy through the course of the year has been to try to convert those accounts receivables into cash and I’m just kind of trying to get to the bottom of that. But I guess –

Joe Beatty:	And I would say it was more really the inventory. We wanted to put our inventory into finished goods. Get them in the customers’ hands. I think the receivables we feel good about and always have. These are top tier credits and we’re going to make sure they get taken care of in this transition period and so I don’t think there will be any issue.

Kevin Dede:	Okay. Last question for me. Just on the 30% increase that you’re expecting, is that just Telguard equipment or is that equipment combined with service?

Michael Boyle:	No, it is equipment acceleration, Kevin.

Kevin Dede:	Okay. So are you still expecting that 53 to 54 range that you had talked about last quarter for the year in Telguard?

Michael Boyle:	We feel absolutely comfortable with our guidance.

Kevin Dede:	Very good. Thank you for taking all of my questions, gentlemen, and congratulations.

Mike Boyle:	Thank you.

Operator:	Thank you. Our next question comes from the line of Matthew Kempler with Potomac Capital. Please go ahead.

Matthew Kempler:	Hi. Thank you. Just a couple of quick questions. First, following up on the decision to spin off or sell off the phone business, so I wasn’t sure about your comment about the book value on the balance sheet. Are you expecting to generate cash for that sale?

Joe Beatty:	Sure. There are receivables that are money good and there are other assets that we think will realize some value. My point is I didn’t want to prognosticate about what it might be worth. We’ll just have to see what the process reveals.

Matthew Kempler:	Okay. And is the phone business today a contributor or a drag to operating profits for Telular?

Joe Beatty:	Regarding the phone business today, clearly, if it was generating what we wanted it to generate, we wouldn’t be selling it. So it’s a bit of a drag and I think that will come clear when we report as a discontinued op next time.

Matthew Kempler:	Okay. Also regarding the Telguard business, so the expectation is that you can see the Telguard product revenue grow about 30% sequentially in the fourth quarter, which is obviously a big pick up and nice to see. Just ball parking it, I would assume that means, you know, over 48,000 units today, we’re talking about another 15,000 units in that quarter, which, again, is a nice jump up. But my question to you, I guess, if we’re talking about potentially 1 million units out there that need to be upgraded by February, even if Telular was to capture 25% share of that, you know, you’re talking about 250,000 units over the next couple of quarters. So do you think that because of the competition you’re getting less share today or are you expect that, you know, this ramp is just starting and maybe by the first quarter of fiscal ’08 and into the second quarter we have the potential just to really start to dramatically ramp up?

Michael Boyle:	Well, let me try and cut that into different pieces, so that I can give you a response to each of the questions that you had in there. Regarding sequential growth, the math is pretty straight forward and we’re really excited about the impact that has for us as we go forward. Our belief today is that the industry is not going to be able to make all of the conversions. Not because we can’t supply it or our competitors can’t supply product, but, you know, literally there are only so many trucks, and so many people, and so many roles that can be in a given period of time and we just don’t believe that all of them are going to be able to be completed within that period of time. So we don’t expect all million to be converted.

As it relates to our share, as it relates to the overall industry share, I think what we’ll see is a couple of things. Number one, we’ll see this incremental growth that we’ve laid out for you in the fourth quarter and where historically less than 15% of our installs have been analog to digital replacements over the last two or three quarters, we’ll see a swing where more of those will be going towards the analog to digital replacement, although growth in the absolute market remains strong. So there will be this push/pull in the industry where there will be the pressure to make the conversions, but yet these new customers that add new revenue will also be a pressure to the alarm dealer to make the choices between those as they go through with an absolute cap on the number of resources they have to do both sides of that work.

So we see, from our point of view, you know, a sustained level of activity that will take place between now and sunset. And, you know, it would be our best estimate for you now to give you that description to the question. I hope that answers it for you.

Matthew Kempler:	It does. I guess I’m just trying to get an idea. So you’re suggesting the capacity is not there in the industry. Do you have any feel for determining of upgrade the industry can handle in a quarter?

Michael Boyle:	You know, I honestly don’t. I can’t give you that number. What I can tell you is that in the discussion we have with the largest companies in the industry, in some cases they’re bringing on subcontractors. Now that’s one way to try and increase the level of activity. The problem is these people are not familiar with alarm systems, so they take a little bit longer to put in. So the industry is being as responsive as they should be based on the fact that this conversion needs to take place by February. But I think everybody, that if they were honest, they would say they don’t believe they’re going to get to all of their customers by that period of time. So there will be some prioritization that will take place with it and I think that you could it look at it the other way. That means that there will be perhaps a sustained level of activity beyond the February date as well.

Matthew Kempler:	Okay. And then, finally, the cost controls in the quarter were even better than what we were expecting based on the actions you’d taken in the previous quarter. Is it your suggestion that that’s sustainable, that new level of cost that we’ve just come down to?

Michael Boyle:	Yup. We plan on it.

Matthew Kempler:	Okay. All right. Thank you.

Operator:	Thank you. Our next question comes from the line of Steve Bick with Cottingham Management. Please go ahead. Pardon me. Mr. Steve Bick, your line has been opened for a question.

Our next question is a follow-up question from the line of Kevin Dede with Morgan Joseph. Please go ahead.

Kevin Dede:	Mike, just to follow up on Matt’s question regarding cost controls. You did expect to incur some moving costs and I just was wondering if you might be able to quantify that for us over the next couple of quarters?

Michael Boyle:	If I had to put a number to it, Kevin, I would estimate it to be somewhere in the three fifty to $500,000 range and we’ll probably experience that over the next two quarters.

Kevin Dede:	Okay. And then you also expect a heightened level of activity to continue beyond February. Would you have a guess on how much further it might go, just to make the full conversion throughout?

Michael Boyle:	Kevin, I don’t have enough information to give you a direct answer on that. So, no. I can’t give you any guidance on how long after February we might still see a level of conversion activity. I just believe there will continue to be a level of conversion activity after the sunset date, because I don’t believe the industry can fulfill the demand for the million units.

Kevin Dede:	Very good. Understood. Thanks again for taking the questions.

Michael Boyle:	No problem.

Operator:	Thank you. Our next question is from the line of Steve Bick with Cottingham Management. Please go ahead.

Steve Bick:	Yes. Sorry about that. Had my mute button on. I assume everyone can hear me now?

Michael Boyle:	We can, Steve.

Joe Beatty:	Yes.

Steve Bick:	Okay. Good. Most of my questions have been answered. I just have one question regarding to the Telguard product sales and the growth is obviously going to go, as you mentioned, up about 30% in unit sales. The pricing on Telguard products has been coming down rather rapidly it appears. Is that going to continue and if so, are the margins sort of able to be kept up through these efficiencies, can you continue at those margin levels?

Michael Boyle:	Let me answer the last one first. We’re investing and moving very aggressively both in the design as well as the manufacturing side to ensure that we can maintain margins as we look at the market going forward or actually improve them as we believe pricing settled somewhat.

The pricing changes that you’ve seen really come from two effects. One of them is competition. The other is that we’ve also introduced lower priced products into the market and so some of it – a little bit of it is mix. More of it will be mixed in future quarters, as we begin to accelerate those lower cost products into new market opportunities as we go forward in time. So the balance of those are really the two drivers on the price side. But, again, from our perspective, we’re taking great pains to make sure we maintain that margin percentage as we go forward and as we see some solidification of the pricing, actually see some improvements.

Steve Bick:	Okay. Very good. Thanks very much.

Operator:	Thank you. Our next question comes from the line of Frank Liguori. Please go ahead.

Frank Liguori:	Good morning, Mike, and congratulations on achieving profitability. Mike, can you hear me?

Michael Boyle:	I can hear you fine, Frank. Thanks.

Frank Liguori:	Okay. I don’t know if you heard me, but I said congratulations on achieving profitability. Let me ask you a couple of questions. As it relates to inventory, do we have much inventory associated with the phone business left?

Joe Beatty:	Yes, Frank, it’s Joe. We’ve worked that down pretty nicely. There’s some left.

Frank Liguori:	Okay.

Frank Liguori:	It sounds like the receivables are quality receivables and that shouldn’t be an issue. But in terms of inventory exposure, you’d say it would be minimal?

Joe Beatty:	I don’t know how to qualify it with words, but I would say we’ve got good demand for a couple of the products, therefore, inventory there should be in good shape —

Frank Liguori:	Okay.

Joe Beatty:	— [inaudible] operate this business and we’ll find out about the rest as we go through the process.

Frank Liguori:	Okay. Is there an approximation of how much SG&A is associated with the phone business?

Joe Beatty:	We don’t have that. I think what we prefer to do is that it will be real clear when we get through the accounting process and present our results next quarter in the discontinued operations format.

Frank Liguori:	Okay.

Joe Beatty:	And so we’ve got to go through everything with a fine tooth comb to make sure we’re accurately parsing things out. We do a pretty good job of it already, because it’s a segment in our reporting. So you can think about if you put together segment estimates, some of that’s allocated in common costs.

Frank Liguori:	Yeah. I understand that.

Joe Beatty:	It’s the rest – you’ll just have to wait, I think, until we get through the process.

Frank Liguori:	Okay. What about service capacity? Our service operation now, we probably have what? About 300,000 subscribers on service?

Michael Boyle:	A little bit less than that. Around 275,000 approximately, but growing pretty rapidly. Yes.

Frank Liguori:	Do we have a lot of capacity left? In other words, if we picked up let’s say another 100,000 subscribers or 200,000 subscribers, would we have to invest a lot more or we have a lot of untapped capacity?

Michael Boyle:	Well, that’s a great question and it’s one that comes up from time to time. You know, it really is a pretty flexible center for us. You know, we’re going through upgrades and changes in that center on a quarterly basis to meet the requirements of growth that we have in new subscribers coming on line. And so I don’t want to say it’s an unlimited capacity, but with technology, where it is today, our ability to continue to upgrade the message center seems pretty stable for the foreseeable future for us.

At the same time, what we’re beginning to do with our center is understand new applications that will be coming on line that will also add new users to the center and new requirements for those users, different than just the pure security side of business. And so we’re making investments to make sure that that center has the ability to meet the needs of all of the applications as we bring them on line, but, again, we consider our NOC center, UL certified NOC center in Atlanta as a real competitive advantage for us and we’re always making investments and continuing to make sure that it has the expandability required to support our business, Frank.

Frank Liguori:	Okay. Can you comment a little bit about life after the sunset period, which is next February? Is our growth and our fortunes going to be tied into trying to develop new applications here or do you think there will be even greater opportunity in other geographic parts of the world?

Michael Boyle	I will tell you that, you know, sunset is an event. You know, the analog to digital conversion we said, whenever we’ve talked about it, is sort of this thing that will happen. When it happens, we’ll get our fair share and it will be an incremental business for us during that period of time. What we’ve seen as the fundamental strength in the domestic market, up until now, of really fueling the growth that the market is seeing in our Telguard products, we have no reason to believe that that will change after sunset. The basic fundamentals of lower cost, better consumer awareness of wireless technologies, conversion of voiceover IP in the market space will continue to support the fundamentals in the core Telguard business as we go through time.

In addition to that, we also believe that there are a number of applications in what we call event monitoring that will also provide new ancillary arteries of activity into our message center that will support the business in new and different ways than just the security segment itself and so our goal is to have a portfolio of those applications as we go through the next year to two years that are all contributing to the growth of our subscriber market.

And then the third piece is yes, absolutely. We think there’s the ability to expand not only our security application into the international market, but also other ancillary event monitoring applications. We have a very challenging threshold rate on our ROI analysis for an application that is has to be an internationally based application for us to make the investment to bring it into the portfolio. We believe that all of the applications will have transportability internationally and we think that in 2008 we will begin to see the first application, the security application migrated into the international market in a more visible way.

Frank Liguori:	And my final question, Mike, is voiceover IP, is it a good driver of the business or it’s just another driver out there that may or may not achieve good market penetration, which would ultimately give need to a greater demand for our products?

Michael Boyle:	Well, the answer is that, it is a fundamental and what we look at as demand in the market for our product. Just like cost is a creator of demand. The lower the cost, the more we believe the demand in the consumer market will continue to increase. Likewise, the more conversions to voiceover IP, we believe that there will be a significant segment of that conversion that will require wireless bypass. People who just become wireless in their homes will also be a fundamental contributing to the growth of our domestic market as well.

We believe all of them are attributes of why the fundamentals for the business remain strong and why we’re optimistic about the security business, even beyond sunset. Now that’s not to say that we believe that our business can grow and reach the level of expectation that we and our shareholders have set for the company on security alone. We don’t believe that. We believe we need multiple applications supporting that and we’re making the investments today to grow those application segments so that they make their contribution in the future quarters and years ahead.

Frank Liguori:	Thank you very much, Mike, and congratulations again.

Michael Boyle:	Thank you, Frank.

Operator:	Thank you. Our next question comes from the line of Madhu Kodali with Fertilemind Capital. Please go ahead.

Madhu Kodali:	Good morning. Thank you for taking my call.

Michael Boyle:	Good morning.

Madhu Kodali:	I’m trying to get a little bit of idea on your Telguard and service revenue streams. Looks like you have two components. One is unit sales and the other one is service component. Is my math correct? Approximately your unit sales are roughly around $65 per unit and service per quarter seems to be about $16 per sub?

Joe Beatty:	Well, I’m trying to determine. I think from the release information you have, the phone revenue is mixed in the product revenue line, so the 10Q provides the kind of detail you really need to make those computations.

Madhu Kodali:	Okay. So the service revenue is the one that is a recurring component year-over-year, correct?

Michael Boyle:	That’s correct.

Madhu Kodali:	And that’s approximately $60 per sub [inaudible]? Is that –

Joe Beatty:	Well, it varies. You know, the old analog subs it would be hundreds per year potentially at the high end and if you’re a new residential subscriber, it could be as low as $50 a year or even a little bit less. So it’s migrating from the one extreme I mentioned to the other and probably a little below that.

Madhu Kodali:	And the cost on this recurring revenue, cost streams are primarily your NOC center and air time?

Joe Beatty:	That’s right. That’s right.

Madhu Kodali:	Okay. What kind of margins do you have between these two segments, service revenue and product revenue?

Joe Beatty:	I was going to say, we roughly tell people 50% margins on service from a gross margin perspective.

Madhu Kodali:	Okay.

Joe Beatty:	And the products are in the 30s, depending on the product. The phone’s are different — lower than that — which is the main driver for us selling that business.

Madhu Kodali:	Right. Okay. All right. Thank you very much.

Operator:	Thank you. Our next question comes from the line of Russ Silvestri with Skiritai Capital. Please go ahead.

Russ Silvestri:	Hi, Mike. Congratulations.

Michael Boyle:	Hi, Russ.

Russ Silvestri:	Question regards to the phone business. Given the inventory decline and all, did you actually have negative gross margins in the phone business in the quarter?

Joe Beatty:	We did not have negative gross margins in the phone business. No.

Russ Silvestri:	Okay. And then the other question, in terms of the severance and the one-time things, the 350 to $500,000, I assume you’re including that in your statement that you’ll be profitable?

Joe Beatty:	Yes, we are.

Russ Silvestri:	Okay. So it’s not outside of it. And in terms of the engineering expenses, is that something that will be relatively flat going forward or is that actually increased? And also [inaudible], you talked about marketing expenses going up and I was just trying to get a little sense of order of magnitude and how to look at that?

Joe Beatty:	I’m not sure. On the engineering side I think we’re at a steady stage point, although we’ve got this transition with the physical move, whereby we’ll be reconstituting. Some of our folks may not choose to move and so we’ll be hiring replacements in Atlanta. But roughly that cost should be flat to a modest decline over time, because Atlanta’s a lower cost market.

I don’t recall. Could you remind if we – Mike and I don’t recall a comment about sales and marketing expense.

Russ Silvestri:	All right. I thought you said you were going to be spending a little bit more money on marketing.

Michael Boyle:	No. I don’t remember saying that.

Russ Silvestri:	Oh, okay. I must have misheard you. I’m sorry.

Michael Boyle:	Yup. Nope.

Russ Silvestri:	Okay.

Michael Boyle:	We feel pretty comfortable with the run rate levels at both the engineering and the sales and marketing side. We made the decision to move the engineering group to Atlanta so that they would be closer to both the message center and our primary product drivers and product management people as we go forward. An ancillary benefit will be that we believe that the overall costs of operating the engineering group will be as much as a half million dollars a year less.

Russ Silvestri:	Okay. And then G&A it sounded like you – all of the transitions didn’t quite hit this quarter, so G&A still has some room to go down?

Joe Beatty:	Yeah. We didn’t feel the full effect of the reduction in force this quarter. We felt most of it though. I think I’d be happy if we keep our operating expenses fairly flat, excluding one time items for the next couple of quarters, because we took a big drop in the last couple.

Russ Silvestri:	Right.

Joe Beatty:	So I’d hate to guide to, you know, very measurable improvements in operating expenses in the next couple of quarters, given how far they’ve come down already.

Russ Silvestri:	Yup. And then your NOL on the balance sheet, what do you have available?

Joe Beatty:	About $125 million, I think, that’s on the books. A lot. A big number.

Russ Silvestri:	All right.

Michael Boyle:	We plan to exercise those real aggressively.

Russ Silvestri:	I would imagine so. Thanks very much.

Michael Boyle;	Thanks, Russ.

Operator:	Ladies and gentlemen, if there are any additional questions, please press the star, followed by the one at this time. As a reminder, if you’re using speaker equipment, you’ll need to lift the handset before making your selection.

One moment for our first question. Ladies and gentlemen, if there are any additional questions, please press the star, followed by the one at his time. As a reminder, if you’re using speaker equipment, you will need to lift the handset before making your selection.

Michael Boyle:	Well, Operator, it doesn’t sound like there’s any other questions.

Operator:	There are no further questions at this time. Please continue.

Michael Boyle:	Okay. Well, thank you everybody. I just wanted to, again, thank you for participating in the call with us today. You know, as we’ve indicated in our remarks earlier, we are really excited about the direction of our business. We will continue to execute on our new strategy and we will remain very focused on continuing profitability in our company as we go forward in time. And we’ll look forward to keeping you updated in future calls. Thank you.

Operator:	Ladies and gentlemen, this concludes the Telular Corporation Q3 2007 Earnings Conference Call. If you’d like to listen to a replay of today’s conference, please dial 303-590-3000 or 800-405-2236. The pass code is 11093300 pound. Once again, the pass code is 11093300 pound.

ACT would like to thank you for your participation in today’s conference call. You may now disconnect.
END